Exhibit 99.1
April 17, 2006
Friedman Industries, Incorporated (AMEX- Trading symbol: FRD)
Dateline: Houston, Texas
FOR IMMEDIATE RELEASE
FRIEDMAN INDUSTRIES, INCORPORATED ANNOUNCES INTENDED ESTABLISHMENT OF NEW STEEL COIL OPERATION AND RELATED TRANSACTIONS
Friedman Industries, Incorporated, a Houston-based company engaged in steel processing, pipe manufacturing and steel and pipe distribution, announced today that it intends to establish a new steel processing and distribution operation in Decatur, Alabama. For that purpose, the Company has entered into agreements pursuant to which it expects to purchase approximately 47 acres in Morgan County, Alabama, near Decatur, at a purchase price of approximately $650,000. In connection with this planned new operation, the Company also announced that it intends to phase out and terminate its steel processing and distribution operations in Lone Star, Texas and relocate these coil operations to the new Alabama facility. At the Decatur site, the Company intends to construct a coil processing facility using, in part, assets currently used at its Lone Star facility. The Company expects that the Decatur processing facility will initially operate a hot roll steel temper mill and a hot roll steel cut-to-length and leveling line. In addition to the funds to be used to purchase the real property in Alabama, the Company’s Board of Directors has authorized up to an additional $16 million to be used for capital expenditures and working capital related to the acquisition, improvement and operation of the Decatur facility.
The Company also announced that it intends to expand its pipe manufacturing operations in Lone Star, Texas, by making certain improvements to its pipe mill which originally began operation in April 2004 (the “#2 mill”). These improvements are expected to increase the #2 mill’s productive capacity and capabilities.
The Company also announced that it had entered into an earnest money contract for the sale of the real property owned by the Company in Houston, Texas. The closing is subject to standard conditions, including inspections and feasibility studies. The Company anticipates closing on the sale within the next 60 to 90 days. Following the closing, the Company plans to lease the office building located on the Houston property and to maintain its corporate office at such location. The Company intends to use the proceeds of this sale to purchase and improve the property in Decatur, Alabama.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results and trends in the future may differ materially depending on a variety of factors including but not limited to changes in the demand and prices for the Company’s products, changes in the demand for steel and steel products in general, and the Company’s success in executing its internal operating plans. The Company assumes no obligation to update these forward-looking statements.
For further information, please contact Mr. Ben Harper, Senior Vice President-Finance at (713) 672-9433.